EXHIBIT 99.3

THE REFINANCING OF OUR EXISTING SENIOR CREDIT FACILITY

         We are required to refinance our existing revolving credit facility on or before its May 21, 2002 maturity date. We are currently negotiating to refinance our existing senior credit facility with a new senior secured credit facility, as permitted by our existing indenture relating to our 9 7/8% Senior Notes due 2007. While we expect to complete the refinancing, we cannot assure you that we will be able to refinance our existing senior credit facility with a new senior credit facility or with any other source of funds, or whether any refinancing will be on commercially reasonable terms. There can be no assurance that the financial terms of any new senior credit facility will be the same or as favorable as those under our existing senior credit facility.

         While there can be no assurances as to the terms of any future credit agreement, if we enter into a new senior credit facility, it will likely contain various covenants that restrict us from taking various actions and that require that we achieve and maintain certain financial covenants. The new credit facility also likely will include covenants relating to a minimum interest coverage ratio, minimum utilization and limitations on capital expenditures, indebtedness, mergers, acquisitions, disposition of assets, change in business activities, and certain corporate activities. The new senior credit facility also may prohibit us from prepaying the notes and prohibit various changes in control of our company or our parent company, Scotsman Holdings, Inc. We expect that the new credit facility, like our existing senior credit facility will be guaranteed by Scotsman Holdings, Inc., and some of our subsidiaries and be secured by a first priority security interest in substantially all of our assets and the assets of Scotsman Holdings, Inc. and such subsidiaries.